Exhibit 5.1

HUNTON & WILLIAMS LLP 200 PARK AVENUE NEW YORK, NEW YORK 10166-0005
TEL 212 • 309 • 1000 FAX 212 • 309 • 1100

May 30, 2012	FILE NO: 41147.000405

Board of Directors

Philip Morris International Inc.

120 Park Avenue

New York, New York 10017

Re: Legality of Securities Issued under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Philip Morris International Inc., a Virginia corporation (the “Company”), in connection with (1) the registration by the Company of an indeterminate amount of its debt securities (the “Debt Securities”) and warrants to purchase Debt Securities, as set forth in the Registration Statement on Form S-3 (Registration No. 333-172490) (the “Registration Statement”) filed by the Company on February 28, 2011 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and (2) the Company’s offering and sale of €750,000,000 aggregate principal amount of its 2.125% Notes due 2019 and €600,000,000 aggregate principal amount of its 2.875% Notes due 2024 (collectively, the “Notes”).

The Notes were offered and sold as described in the prospectus, dated February 28, 2011, contained in the Registration Statement, and the prospectus supplement thereto, dated May 22, 2012 (collectively, the “Prospectus”). The Notes have been issued pursuant to an indenture (the “Indenture”), dated as of April 25, 2008, among the Company and HSBC Bank USA, National Association, as trustee.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We have examined originals or reproductions or certified copies of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed necessary for the purpose of rendering this opinion, including, among other things:

(i)	the Amended and Restated Articles of Incorporation of the Company, as amended through the date hereof;

ATLANTA  AUSTIN  BANGKOK  BEIJING  BRUSSELS  CHARLOTTE  DALLAS   HOUSTON  LONDON  LOS ANGELES   McLEAN  MIAMI  NEW YORK  NORFOLK  RALEIGH  RICHMOND  SAN FRANCISCO  TOKYO  WASHINGTON

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Board of Directors

Philip Morris International Inc.

May 30, 2012

(ii)	the Amended and Restated By-laws of the Company, as amended through the date hereof;

(iii)	the resolutions of the Board of Directors of the Company authorizing the registration and the issuance and sale of the Notes;

(iv)	the Registration Statement, the Prospectus and the documents incorporated therein by reference;

(v)	the Indenture; and

(vi)	copies of the global notes representing the Notes.

For purposes of the opinions expressed below, we have assumed: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the originals of all documents submitted to us as certified photostatic or electronic copies and the authenticity of the originals of such documents; (iii) the legal capacity of natural persons; (iv) the genuineness of all signatures; and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the due authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia, the State of New York and the federal laws of the United States of America.

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia, with corporate power and authority to issue the Notes in accordance with and subject to their terms and the terms of the Indenture.

2. The Notes are valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

The opinion set forth above is subject to the qualification that the validity and enforcement of the Company’s obligations under the Indenture and the Notes may be subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws now or hereafter in effect relating to or affecting creditors’ rights generally, (ii)

Board of Directors

Philip Morris International Inc.

May 30, 2012

general principles of equity (whether considered in a proceeding at law or in equity) and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance and any implied covenant of good faith and fair dealing.

We hereby consent to (i) the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof, (ii) the incorporation by reference of this opinion into the Registration Statement and (iii) the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP